Exhibit 10.69

RSUs Issued In Lieu of

Director Deferred Cash Retainer Fees

Initial Conversion

RYMAN HOSPITALITY PROPERTIES, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of the 31st day of December, 2013 (the “Grant Date”), between Ryman Hospitality Properties, Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”), who is a member of the Board of Directors of the Company. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Ryman Hospitality Properties, Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted stock units of Ryman Hospitality Properties, Inc. (the “Restricted Stock Units”);

WHEREAS, the Company has, as of the Grant Date, terminated the Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”) pursuant to which the Grantee had elected to defer receipt of his annual Board and committee retainer and/or other fees and compensation earned for his service has a member of the Board; and

WHEREAS, the Company desires to issue additional Restricted Stock Units to Grantee in lieu of the outstanding phantom share balance payable to Grantee under the Deferred Compensation Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants to the Grantee an award (the “Award”) of Restricted Stock Units, in the amount set forth on Exhibit A hereto, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

2. Vesting; Deferral Election. The Restricted Stock Units are fully vested as of the Grant Date; however, Grantee hereby elects to defer the receipt of the Restricted Stock Units for the period of time set forth on Exhibit A hereto. This election is irrevocable with respect to the payment of shares for which such election is made.

3. Payment of Restricted Stock Units. Grantee shall be entitled to receive shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), convertible on a one-for-one basis, for Restricted Stock Units issuable to Grantee upon expiration of the deferral period set forth in Exhibit A hereto. Grantee will receive the number of shares equal to the number of vested Restricted Stock Units, as may be adjusted as provided herein.

4. Dividends. The Grantee shall be entitled to receive either, in the discretion of the Human Resources Committee of the Board (the “Committee”):

(a) Cash payments equal to any cash dividend and other distributions paid with respect to a corresponding number of shares;

(b) Additional Restricted Stock Units equal to any cash dividend and other distributions paid with respect to a corresponding number of shares; or

(c) If dividends or distributions are paid in shares, the fair market value of such shares converted into Restricted Stock Units.

In the case of (b) or (c) above, the additional Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units with respect to which they were paid.

5. Rights as a Stockholder. Except as provided above, the Grantee shall not have voting or any other rights as a stockholder of the Company with respect to Restricted Stock Units. Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in shares of Common Stock.

6. Adjustments. The Committee may make adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events affecting the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Upon the occurrence of any of the events described in Section 4.2 of the Plan, the Committee shall make the adjustments described in this Section 6.

7. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

9. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10. Notices. All notices required to be given under this agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Ryman Hospitality Properties, Inc. One Gaylord Drive Nashville, Tennessee 37214 Attn: General Counsel

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

11. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

12. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

13. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Award Agreement to be duly executed effective as of the day and year first above written.

RYMAN HOSPITALITY PROPERTIES, INC.		GRANTEE

By:
	Scott J. Lynn, SVP & General Counsel	INSERT NAME

EXHIBIT A

RESTRICTED STOCK UNITS

Number of Restricted Stock Units Awarded:	[phantom share balance]

Deferral End Date:	[The date on which the Grantee’s service as a member of the Board of Directors terminates] OR

[For [RSUs equal to “phantom shares” awarded prior to December 31, 2004 + accrued dividends], 50% will be paid on May 15, 2017 and 50% will be paid on May 16, 2018. For all remaining RSUs, the date on which the Grantee’s service as a member of the Board of Directors terminates.]